Exhibit 10.1

NON-COMPETITION AGREEMENT

This Non-Competition Agreement (this “Agreement”), dated as of March 3, 2020, is entered into by Evans Bancorp, Inc., a New York corporation (“Parent”), and Kevin D. Maroney (“Executive”).

WHEREAS, Parent, FSB Bancorp, Inc., a Maryland corporation (“Target”), and MMS Merger Sub, Inc., a Maryland corporation (“Merger Sub”) have entered into an Agreement and Plan of Reorganization, dated as of December 19, 2019 (the “Merger Agreement”), pursuant to which (i) Merger Sub will merge with and into Target, with Target continuing as the surviving corporation and wholly-owned subsidiary of Parent; (ii) immediately thereafter, Target will merge with and into Parent, with Parent as the surviving corporation; and (iii) immediately thereafter, Fairport Savings Bank, a wholly-owned subsidiary of Target (“Target Bank”), will merge with and into Evans Bank, N.A., a national banking association and wholly-owned subsidiary of Parent (“Parent Bank”), with Parent Bank as the surviving bank (the “Transaction”);

WHEREAS, Executive is the President and Chief Executive Officer of Target Bank and has entered into an Employment Agreement with Target Bank, effective as of January 1, 2018 (the “Employment Agreement”);

WHEREAS, in connection with the Transaction, Executive’s employment with Target and Target Bank shall be terminated and Executive shall become a member of Parent’s Board of Directors (the “Termination”);

WHEREAS, Executive will receive substantial consideration as a result of the Transaction and the Termination, including change of control benefits pursuant to the terms of Section 5(b) of the Employment Agreement (the “Change of Control Payments”), the accelerated payout of Executive’s benefit under Target’s Supplemental Executive Retirement Plan, and the acceleration of Executive’s stock options and other incentive equity awards that would otherwise be unvested as of the date that the Transaction is consummated (such date, the “Closing Date”); and

WHEREAS, this Agreement shall become effective on the Closing Date, but if, for any reason, the Transaction shall not close in accordance with the terms of the Merger Agreement, this Agreement shall be null and void.

In consideration of the mutual promises set forth below and other good and valuable consideration, the receipt and sufficiency of which the parties acknowledge, Parent and Executive agree as follows:

1.        Restrictive Covenants.

1.1.    Non-Competition.  For a period of two years following the Termination (the “Restricted Period”), Executive shall not, directly or indirectly, as an officer, director, employee, agent, adviser, consultant, principal, partner, investors or any other capacity, provide services to any savings bank, savings and loan association, savings and loan holding company, credit union, bank or bank holding company, insurance company or agency, mortgage or loan broker or any other entity that competes with the business of Parent or its subsidiaries within 25 miles of any locations in which Parent Bank, as successor to Target Bank, has business operations or has filed an application for regulatory approval to establish an office (the “Territory”). Executive’s passive investment of not more than 3% of a publicly traded entity shall not be deemed a violation of this Section 1.1.

1.2.    Customer Non-Solicitation.  During the Restricted Period, Executive shall not, directly or indirectly, solicit, divert, interfere with, or attempt to solicit, divert or interfere with, any customers, clients or other business relations of Parent or its subsidiaries to (i) cease doing business with Parent or any of its subsidiaries or (ii) reduce or limit their business relationship with Parent or any of its subsidiaries.

1.3.    Employee Non-Solicitation.  During the Restricted Period, Executive shall not, directly or indirectly, solicit, divert, interfere with, or attempt to solicit, divert or interfere with, any employee of Parent or any of its subsidiaries to terminate his or her employment.

1.4.    Executive’s Acknowledgments.  Executive acknowledges and agrees that:

(a)    Executive has been advised to, and given a reasonable opportunity to, consult with independent legal counsel regarding Executive’s rights and obligations under this Agreement;

(b)    Executive fully understands the terms and conditions contained herein;

(c)    The restrictions and agreements applicable to Executive in this Agreement are reasonable in all respects and necessary for the protection of Parent and will not place an undue burden on Executive or Executive’s family;

(d)    Executive will receive significant and valuable consideration in connection with the Transaction;

(e)    If Executive competed with Parent in the Territory, solicited the customers, clients or other business relations of Parent, or solicited the employees of Parent, Parent would suffer substantial harm; and

(f)    The execution and delivery of this Agreement by Executive is a material inducement to the willingness of Parent to enter into the Merger Agreement, and a material condition to Parent consummating the Transaction.

2.        Remedies.

2.1.    Injunctive Relief.  In the event of a breach or threatened breach by Executive of Section 1.1, Section 1.2 or Section 1.3, Parent shall be entitled, in addition to all other remedies available at law, in equity or under contract, to obtain from any court having jurisdiction temporary, preliminary and permanent injunctive relief in order to enforce, or prevent any violations of, Section 1.1, Section 1.2 or Section 1.3 (without any requirement to post a bond or other security).

2.2.    Repayment Obligation.  In the event of a breach by Executive of Section 1.1, Section 1.2 or Section 1.3, Executive shall, as promptly as practicable following the date Parent provides notice to Executive of such breach, repay to Parent an amount equal to $480,000.

3.        Effectiveness. This Agreement shall become effective only upon the consummation of the Transaction. In the event the Transaction is not consummated, this Agreement and all the provisions contained herein shall remain ineffective, null and void.

4.        Miscellaneous Provisions.

4.1.    Notices.  All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, sent by email, or otherwise delivered by hand or by messenger addressed:

(a)     if to Parent,

Evans Bancorp, Inc.

Evans Bank, N.A.

One Grimsby Drive

Hamburg, NY 14075

Facsimile Number: 716-926-2005

Attention: David J. Nasca

Email: dnasca@evansbank.com

(b)     if to Executive, to the address set forth on Executive’s signature page hereto;

or to such other address or email address as any party shall have furnished to the other in writing in accordance herewith, except that notices of change of address shall only be effective upon receipt. Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given (i) if sent by confirmed electronic mail, on the next business day after such notice or communication is sent, (ii) if delivered by hand, messenger or courier service, when delivered, or (iii) if sent via mail, at the earlier of its receipt or three business days after having been sent by air mail or certified mail, return receipt requested, postage prepaid.

4.2.    Severability.  If a court of competent jurisdiction holds that any provision or sub-part thereof contained in this Agreement is invalid, illegal or unenforceable, that invalidity, illegality or unenforceability shall not affect any other provision or sub-part in this Agreement, except that if any restriction set forth in Section 1 is found by any court of competent jurisdiction to be unenforceable, this Agreement shall be deemed amended to the extent necessary to render the otherwise unenforceable restriction valid and enforceable.

4.3.    Assignment; Binding Effect.  This Agreement and all obligations hereunder are personal to Executive and may not be transferred or assigned by Executive at any time. Parent may assign this Agreement, in whole or part, to any of its successors or affiliates. This Agreement shall be binding upon Executive and Executive’s representatives, executors, administrators, estate, heirs, successors and assigns, and shall inure to the benefit of Parent and its successors and assigns.

4.4.    Entire Agreement.  This Agreement constitutes the sole agreement between the parties with respect to the subject matter hereof and supersedes all prior understandings and agreements, oral or written, between the parties with respect to the subject matter of this Agreement. For the avoidance of doubt, this Agreement supplements, but not does not supersede, the Employment Agreement, and, in particular, does not supersede any obligations of Executive under the Employment Agreement that survive the Termination. Each party acknowledges that no representations, inducements, promises or agreements, oral or written, have been made by any party or by anyone acting on behalf of any party, which are not embodied in this Agreement.

4.5.    Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regards to its conflicts of law principles that might refer construction to the laws of a different jurisdiction.

4.6.    Amendments; Waiver.  This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by Executive and Parent. Executive or Parent may waive, in writing, compliance by the other party with any specifically identified provision of this Agreement that such other party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.

4.7.    Headings; Construction.  The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation. Any references to paragraphs, subparagraphs, sections or subsections are to those parts of this Agreement, unless the context clearly indicates to the contrary. Unless the context clearly indicates to the contrary, (i) the plural includes the singular and the singular includes the plural; (ii) “includes” and “including” are each “without limitation”; (iii) “herein,” “hereof,” “hereunder” and other similar compounds of the word “here” refer to the entire Agreement and not to any particular paragraph, subparagraph, section or subsection; and (vi) all pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the entities or persons referred to may require.

4.8.    Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement. Signatures delivered by facsimile or electronically shall be deemed effective for all purposes.

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IN WITNESS WHEREOF, the parties have entered into this Non-Competition Agreement on the date first written above.

EXECUTIVE

/s/ Kevin D. Maroney
Address: 47 Cobble Creek Rd. Victor, N.Y. 14564

EVANS BANCORP, INC.

/s/ David J. Nasca
Name: David J. Nasca Title: President and Chief Executive Officer